Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TAILWIND TWO ACQUISITION CORP.,

TITAN MERGER SUB, INC.

and

TERRAN ORBITAL CORPORATION,

dated as of

October 28, 2021

Table of Contents

Page

Article I CERTAIN DEFINITIONS	2

Section 1.01	Definitions	2
Section 1.02	Construction	22
Section 1.03	Knowledge	23
Section 1.04	Equitable Adjustments	23

Article II THE MERGER	23

Section 2.01	Closing Transactions	23
Section 2.02	Further Assurances	25

Article III MERGER CONSIDERATION; CLOSING	25

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	33

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES	52

Article VI COVENANTS OF THE COMPANY	61

Article VII COVENANTS OF ACQUIROR	69

- ii -

Section 7.07	Acquiror NYSE or Nasdaq Listing	73
Section 7.08	Acquiror Public Filings	73
Section 7.09	Trust Account Proceeds	73
Section 7.10	Financing Cooperation	73

Article VIII JOINT COVENANTS	74

Article IX CONDITIONS TO OBLIGATIONS	85

Section 9.01	Conditions to Obligations of All Parties	85
Section 9.02	Additional Conditions to Obligations of Acquiror Parties	86
Section 9.03	Additional Conditions to the Obligations of the Company	87
Section 9.04	Frustration of Conditions	87

Article X TERMINATION/EFFECTIVENESS	87

Section 10.01	Termination	87
Section 10.02	Effect of Termination	89

Article XI MISCELLANEOUS	89

- iii -

ANNEXES AND EXHIBITS

Annex A-1 – Supporting Company Holders
Exhibit A – Form of Company Stockholder Support Agreement

Exhibit B – Form of Company Noteholder Support Agreement
Exhibit C – Form of Investor Rights Agreement
Exhibit D – Form of Subscription Agreement
Exhibit E – Form of Sponsor Agreement

Exhibit F – Form of Francisco Debt Commitment Letter

Exhibit G – Form of Acquiror Charter
Exhibit H – Form of Acquiror Bylaws
Exhibit I – Form of Certificate of Merger
Exhibit J – Form of Surviving Corporation Charter
Exhibit K – Form of Surviving Corporation Bylaws
Exhibit L – Form of Acquiror Equity Incentive Plan

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2021, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Titan Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (the “Company”). Acquiror, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, Acquiror shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (as amended) (the “Companies Act”), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);

WHEREAS, on the Closing Date, following the Domestication, subject to the terms and the conditions of this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and declared it advisable to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and, (iii) adopted a resolution to submit this Agreement to the stockholders of the Company for its adoption, and (iv) adopted a resolution recommending that the stockholders of the Company approve the adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement for Acquiror and Merger Sub to enter into this Agreement, each of the Company Holders set forth on Annex A-1, (collectively, the “Supporting Company Holders”) have entered into (i) stockholder support letter agreements substantially in the form attached hereto as Exhibit A (the “Company Stockholder Support Agreements”) and/or (ii) noteholder support letter agreements substantially in the form attached hereto as Exhibit B (the “Company Noteholder Support Agreements” and, together with the Company Stockholder Support Agreements, collectively, the “Company Support Agreements”);

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Domestication and the Merger in accordance with applicable Law, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the Transaction Proposals to the Acquiror Shareholders;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and Acquiror, as the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) adopted a resolution to submit this Agreement to Acquiror, the sole stockholder of Merger Sub, for its adoption, and (iv) adopted a resolution recommending that the Acquiror, as the sole stockholder of Merger Sub, approve the adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, certain Acquiror Shareholders, and certain Company Stockholders have entered into an investor rights agreement substantially in the form of Exhibit C attached hereto (the “Investor Rights Agreement”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements attached hereto as Exhibit D (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Merger;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain sponsor agreement (the “Sponsor Agreement”), dated as of the date hereof, in substantially the form attached hereto as Exhibit E; and

WHEREAS, concurrently with the execution of this Agreement, the Company and FP Credit Partners, L.P. (together with its Affiliates who are commitment parties thereunder, “FP”) have entered into a commitment letter with respect to a credit facility in an amount up to $150,000,000, dated as of the date hereof and substantially in the form of Exhibit F attached hereto (as may be amended, supplemented, replaced, substituted or otherwise modified, in each case as permitted hereunder, the “Francisco Debt Commitment Letter”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(b)(i).

“Acquiror Bylaws” has the meaning specified in Section 2.01(b).

“Acquiror Charter” has the meaning specified in Section 2.01(a).

“Acquiror Class A Common Stock” means, (i) prior to the effectiveness of the Domestication, the class A ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) from and after the effectiveness of the Domestication, the common stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Charter. Any reference to the Acquiror Class A Common Stock (or reference to any other term which incorporates by reference the Acquiror Class A Common Stock) in this Agreement or any Transaction Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Acquiror Class B Common Stock” means, prior to the effectiveness of the Domestication, the class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Warrants” means those warrants entitling the holder to purchase one share of Acquiror Common Stock per warrant following the Closing, at an exercise price of $10.00 per share to be issued in accordance with Section 3.09 pursuant to a warrant agreement to be mutually agreed by the Company, the Acquiror and the holder thereof, as applicable, consistent with the terms as set forth in the Francisco Debt Commitment Letter and the Company Noteholder Support Agreements.

“Acquiror Common Stock” means, (i) prior to the effectiveness of the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and (ii) from and after the effectiveness of the Domestication, the Acquiror Class A Common Stock. Any reference to the Acquiror Common Stock (or reference to any other term which incorporates by reference the Acquiror Common Stock) in this Agreement or any Transaction Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Acquiror D&O Persons” has the meaning specified in Section 8.07(a).

“Acquiror D&O Premium Cap” has the meaning specified in Section 8.07(b).

“Acquiror Impairment Effect” has the meaning specified in Section 5.01.

“Acquiror Incentive Equity Plan” has the meaning specified in Section 7.06.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known to the Acquiror Board and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement; provided, however, that (i) any change in the price or trading volume of Acquiror Common Stock and (ii) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), (e), and (g) of the definition thereof (other than as expressly contemplated by the final two provisos to the definition of Material Adverse Effect) shall in each case in clauses (i) and (ii) not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(i).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(i).

“Acquiror Investor Support Agreement” has the meaning specified in the Recitals.

“Acquiror Organizational Documents” means, (i) prior to the effectiveness of the Domestication, the Memorandum and Articles of Association, as amended and in effect on the date hereof and (ii) from and after the effectiveness of the Domestication, the Acquiror Charter and Acquiror Bylaws, each as amended and in effect from time to time.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Preferred Stock” means the preference shares, par value $0.0001 per share, of Acquiror.

“Acquiror Related Party” means the Acquiror, Merger Sub and each of their respective Affiliates’ and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Acquiror Share Value” means $10.00.

“Acquiror Shareholder Approval” means, collectively, the Required Acquiror Shareholder Approval and the Other Acquiror Shareholder Approval.

“Acquiror Shareholder Redemption” means the right of the holders of Acquiror Class A Common Stock to redeem all or a portion of their shares of Acquiror Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Acquiror Organizational Documents.

“Acquiror Shareholders” means the holders of Acquiror Shares.

“Acquiror Shareholders Meeting” has the meaning specified in Section 8.02(b)(i).

“Acquiror Shares” means shares of Acquiror Common Stock.

“Acquiror Transaction Expenses” means all cash fees, costs and expenses of the Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror, whether paid or unpaid prior to the Closing. For the avoidance of doubt, Acquiror Transaction Expenses shall not include any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant, at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Adjournment Proposal” means has the meaning specified in Section 8.02(b).

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, plus (c) the Aggregate Company Warrants Exercise Price.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Participating Company Options, if all such Participating Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For purposes of this Agreement, “Participating Company Option” means each Company Option with an exercise price (which shall be set forth on the Allocation Schedule) of less than $10 per share.

“Aggregate Company Warrants Exercise Price” means the aggregate exercise price actually paid to the Company in respect of all Company Warrants that are exercised in full as of immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept); provided, however, that the aggregate exercise price of all Company Warrants that are actually settled on a cashless basis by the Company or terminated without exercise in connection with the Company Warrant Settlement shall not be included for purposes of the definition of “Aggregate Company Warrants Exercise Price.” For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement. For the avoidance of doubt, the exercise price of Company Combination Warrants and Company Pre-Signing Warrants shall not be taken into account for purposes of calculating the Aggregate Company Warrants Exercise Price.

“Agreement” has the meaning specified in the Preamble.

“AICPA” means the American Institute of Certified Public Accountants.

“Allocation Schedule” has the meaning specified in Section 3.02(a).

“Alternative Financing” has the meaning specified in Section 8.09.

“Alternative Financing Commitment Letter” has the meaning specified in Section 8.09.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning set forth in Section 4.08(a).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption and payment of all Acquiror Transaction Expenses), plus (ii) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“BP” means BPC Lending II, LLC, together with its Affiliates.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder and any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.

“CBA” means any collective bargaining agreement or other Contract or agreement with any labor union, labor organization, works council or other similar representative of employees.

“Certificate of Merger” has the meaning specified in Section 2.01(c).

“Certificates” has the meaning specified in Section 2.01(j).

“CFIUS” has the meaning specified in Section 5.15.

“Change in Recommendation” has the meaning specified in Section 8.02(b)(i).

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a sale, merger, consolidation, reorganization or similar business combination transaction involving a Person in which the holders of all of the outstanding equity interests in a Person immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) collectively own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities or economic ownership of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of the voting securities, or control, of a Person are transferred to any other Person or any two or more other Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), which other Person was not or other Persons were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of such Person prior to the consummation of such transactions, (iii) the consummation of the sale of all or substantially all of the assets of a Person or its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of a Person, directly or indirectly (including through Affiliates), beneficially or of record, collectively own a majority of the combined voting securities or (iv) a deSPAC transaction (other than the Transactions pursuant to this Agreement).

“Change of Control Payment” means any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Most Recent Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, (i) the options to purchase Acquiror Shares to be issued in respect of the Rollover Options and the Acquiror Shares that will become subject to the Rollover Options, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments; and (ii) the restricted stock units to be issued in respect of the Rollover Restricted Stock Units and any Acquiror Common Stock deliverable upon settlement of Rollover Restricted Stock Units, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.08(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“Code” means the Internal Revenue Code of 1986.

“Companies Act” has the meaning specified in the Recitals.

“Company” has the meaning specified in the Preamble.

“Company 2018 Warrantholders” means the holders of Company Warrants issued in exchange for the Convertible Promissory Notes.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board Recommendation” has the meaning specified in Section 6.07(a).

“Company COI” means the fifth amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on October 25, 2021.

“Company Combination Warrants” means those Company Warrants identified on Schedule 1.01(a) as “Company Combination Warrants” which are to be issued pursuant to a warrant agreement to be mutually agreed by the Company, FP, the Acquiror and the holder thereof, as applicable, consistent with the terms as set forth in the Francisco Debt Commitment Letter and the Company Noteholder Support Agreements, including that all such Company Combination Warrants shall automatically terminate at the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company D&O Persons” has the meaning specified in Section 7.01(a).

“Company D&O Premium Cap” has the meaning specified in Section 7.01(b).

“Company Data” means all confidential business information and Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems.

“Company Designee” has the meaning specified in Section 8.08(b).

“Company Employees” has the meaning specified in Section 4.13(a).

“Company Equity Award” means, as of any determination time, a Company Option or Company Restricted Stock Unit.

“Company Equity Plan” means each of (i) the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan, adopted June 26, 2017, and (ii) the Tyvak Nano-Satellite Systems, Inc. 2014 Equity Plan.

“Company Equityholders” means the holders of Company Shares and the Company 2018 Warrantholders.

“Company Holder Written Consent” has the meaning specified in Section 6.07(a).

“Company Holder Written Consent Deadline” has the meaning specified in Section 6.07(a).

“Company Holders” means, collectively, the Company Equityholders and the Company Noteholders.

“Company Impairment Effect” has the meaning specified in Section 4.02.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Noteholder Support Agreements” has the meaning set forth in the Recitals.

“Company Noteholders” means the holders of the Senior Secured Notes.

“Company Option” means each option to purchase Company Common Stock granted under a Company Equity Plan that is issued and outstanding as of immediately prior to the Effective Time.

“Company Outstanding Shares” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without duplication, (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Stock Conversion and the Company Warrant Settlement), (ii) the aggregate number of Option Shares issuable upon the exercise of all Participating Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms, and (iii) the aggregate number of RSU Shares (which, for clarity and the avoidance of doubt, shall exclude any Employee Retention Shares) issuable upon the settlement of all Company Restricted Stock Units (which, for clarity and the avoidance of doubt, shall exclude any Employee Retention Shares) outstanding immediately prior to the Effective Time in accordance with their respective terms.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Preferred Stock Conversion” has the meaning specified in Section 3.02(b).

“Company Pre-Signing Warrant Consideration” has the meaning specified in Section 3.03.

“Company Pre-Signing Warrant Holders” has the meaning specified in Section 3.03.

“Company Pre-Signing Warrants” means those Company Warrants identified on Schedule 1.01(a) as “Company Pre-Signing Warrants.”

“Company Related Party” has the meaning specified in Section 4.24(a).

“Company Related Party Transactions” has the meaning specified in Section 4.24(a).

“Company Restricted Stock Award” means each restricted stock award granted under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan, adopted June 26, 2017, that is issued and outstanding as of immediately prior to the Effective Time.

“Company Restricted Stock Unit” means each restricted stock unit granted under a Company Equity Plan that is issued and outstanding as of immediately prior to the Effective Time.

“Company Shares” means, collectively, shares of the Company Common Stock or (as applicable) the Company Preferred Stock.

“Company Software” means all proprietary Software owned by the Company or its Subsidiaries, including any of the foregoing currently in development, from which the Company or its Subsidiaries is currently deriving or is scheduled to derive, revenue from the sale or license thereof.

“Company Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Company Stockholders” means the holders of Company Shares.

“Company Stockholders Agreements” means, collectively, (a) the Amended and Restated Investors’ Rights Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto, (b) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto, and (c) Amended and Restated Voting Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Transaction Expenses” means all cash fees, costs and expenses of Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries and the fees, costs and expenses of FP for which the Company is responsible under the Francisco Debt Commitment Letter, in each case to the extent unpaid prior to the Closing. For the avoidance of doubt, Company Transaction Expenses shall not include (i) any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons or (ii) any Acquiror Shares or Acquiror Closing Warrants issued pursuant to Section 3.09 of this Agreement.

“Company Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, dated as of March 8, 2021, by and among the Company and the Company Equityholders party thereto.

“Company Warrant Settlement” has the meaning specified in Section 3.03.

“Company Warrants” means all warrants to purchase shares of Company Common Stock described on Schedule 1.01(a).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and other commitment or arrangements that are legally binding upon the Person in question (excluding purchase orders entered into in the ordinary course of business).

“Convertible Note Purchase Agreement” means that certain Convertible Note Purchase Agreement, dated as of July 23, 2018, by and among the Company and the purchasers party thereto.

“Convertible Promissory Notes” means those certain convertible promissory notes in the original aggregate principal amount of $34,040,000 issued pursuant to the Convertible Note Purchase Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” in-person workforce reduction, social distancing, shut down, closure, sequester or any other Law or directive by any Governmental Authority with jurisdiction over the business of the Company or any of its applicable Subsidiaries (including the Centers for Disease Control and Prevention), in each case, in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Response Measures” means any commercially reasonable action, taken or omitted to be taken, including the establishment of any policy, procedure or protocol, in each case related to employee health and safety, in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” has the meaning specified in Section 4.20(e).

“Data Treatment” means the processing, receipt, collection, compilation, use, storage, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information or Company Data.

“Debt Financing Agreements” has the meaning specified in Section 6.11.

“Debt Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the FP Financing or any other financing, including provided under Section 8.09 (other than the equity financing), in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.06.

“Dissenting Stockholder” has the meaning specified in Section 3.06.

“Domestication” has the meaning set forth in the Recitals.

“Domestication Proposal” has the meaning specified in Section 8.02(b)(i).

“EAR” has the meaning specified in the definition of “Ex-Im Laws”.

“Earnout Period” shall mean the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Effective Time” has the meaning specified in Section 2.01(c).

“Employee Retention Shares” has the meaning specified in Section 3.08.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety (to the extent related to Hazardous Materials), or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Equity Value” means $1,300,000,000.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Fund” has the meaning specified in Section 3.05(b).

“Exchange Proposal” has the meaning set forth in Section 8.02(b)(i).

“Exchange Ratio” means the following ratio (rounded to twelve decimal places): (i) the Transaction Share Consideration divided by (ii) the Company Outstanding Shares.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations (“EAR”), the U.S. International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Financial Statements” has the meaning specified in Section 4.08(a).

“Financing Amounts” has the meaning specified in Section 4.31(b).

“Foreign Plan” has the meaning specified in Section 4.13(k).

“FP” means has the meaning specified in the Recitals.

“FP Financing” has the meaning specified in Section 4.31(a).

“Francisco Debt Commitment Letter” has the meaning specified in the Recitals.

“Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in Article IV or Article V of this Agreement or in any certificate delivered hereunder with intent to deceive another Party, and to induce it to enter into this Agreement and requires (a) an intentional false representation of material fact in the representations and warranties expressly set forth in Article IV or Article V of this Agreement or in any certificate delivered hereunder; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Authority or Government Official or entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority or Government Official.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, or any political subdivision thereof, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal in the United States or in a foreign jurisdiction and including any contractors of a Governmental Authority, department or agency as authorized by law, and acting pursuant to the terms and conditions of any such contract.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which liability or standards of conduct may be imposed based on its danger to or deleterious effect on public health or the environment, under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, or explosive substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan Proposal” has the meaning set forth in Section 8.02(b)(i).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred and unpaid purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 (and shall only include leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include (i) any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person or (ii) any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons shall not be deemed Indebtedness for purposes of this definition.

“Intellectual Property” means all rights in and to any intellectual property or proprietary rights, created, arising, or protected under applicable Law in the United States or anywhere else in the world, in and to the following: (i) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, corporate names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) internet domain names, (v) Software, (vi) moral rights, (vii) rights of privacy and publicity, and (viii) trade secrets, know-how, technologies, databases, business processes, techniques, protocols, methods, formulae, algorithms, designs, specifications and confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(a).

“Interim Period” has the meaning specified in Section 6.01.

“Investor Rights Agreement” has the meaning specified in the Recitals.

“IPO Transaction” has the meaning specified in Section 8.03(a).

“IT Systems” means all computer systems, servers, networks, databases, computer hardware and equipment, communications, telecommunications, interfaces, platforms, and peripherals that are owned, licensed, outsourced or leased by or used by or for the Company or any of its Subsidiaries in the conduct of their business.

“ITAR” has the meaning specified in the definition of “Ex-Im Laws”.

“Key Employee” means any employee of the Company listed on Schedule 1.01(b).

“Last Reported Closing Price” of the Acquiror Shares on any date means the last reported sales price per share or, in case no such reported sale takes place on such date, the average of the reported closing bid and ask prices, in either case on the applicable tier of NYSE or Nasdaq, or, if the Acquiror Shares are not listed on NYSE or Nasdaq, the last reported closing price per share on the principal national or regional securities exchange on which the Acquiror Shares are then listed, or, if the Acquiror Shares are not listed on any national or regional securities exchange, the last reported closing price per share on any established automated over-the-counter trading market in the United States on which the Acquiror Shares are then traded. If no such prices are available, the Acquiror Board shall make a good faith determination of the Last Reported Closing Price.

“Law” means any treaty, statute, act, code, law (including common law), ordinance, rule, regulation, determination, judgement, decree, injunction, administrative interpretation, writ, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” has the meaning specified in Section 4.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LM” means Lockheed Martin Corporation, together with its Affiliates.

“Malware” has the meaning specified in Section 4.20(d).

“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official guidance related thereto or official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which the Company or any of its Subsidiaries operates or the economy as a whole, (c) any epidemic, pandemic or disease outbreak (including COVID-19), (d) the announcement, execution, or delivery of this Agreement, the pendency or consummation of the Merger or the performance, or taking of any action expressly required by this Agreement (other than the Company’s obligations under Section 6.01), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided that the exceptions in this clause (d) shall not be deemed to apply to references to “Material Adverse Effect” in any of the representations and warranties that is intended to address the consequences of the execution, delivery or performance of this Agreement or consummation of the Transactions, (e) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature, act of God or other force majeure event, (f) any national or international political or social conditions, any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions, (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (h) any matter to which Acquiror has consented in writing or any action taken at the express written request of Acquiror; provided that in the case of clauses (a), (b), (c), (e) and (f) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries or markets in which the Company or its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as in effect on the date hereof.

“Merger” has the meaning specified in Section 2.01(c).

“Merger Sub” has the meaning specified in the Preamble.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Debt” means, without duplication, after giving pro forma effect to Transactions occurring at Closing (in each case, other than any funding of the FP Financing that is drawn by the Company and funded by FP at Closing and excluding the impact on the Company Transaction Expenses, cash of the Company and its Subsidiaries, Available Closing Acquiror Cash and Acquiror Transaction Expenses from the insurance premiums for any “tail” or “runoff” directors’ and officers’ liability insurance policy which is purchased as contemplated by Sections 7.01 and 8.07 of this Agreement and any insurance premiums for the directors’ and officer’s liability insurance policy of the Acquiror for the period immediately following the Effective Time to the first year anniversary thereof)), (a) (i) the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, (x) the outstanding principal amount of the Company’s Senior Secured Notes which are included in the Senior Secured Note Debt Rollover and that will remain outstanding after the Closing and (y) any portion of the FP Financing that is drawn by the Company and funded by FP prior to the Closing and outstanding at the Effective Time (for purposes of clarity, including any interest that has been paid in kind) plus (ii) the Company Transaction Expenses that are unpaid as of immediately following the Effective Time minus (b) (i) all cash and cash equivalents (including all commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents, whether on hand or in banks or other financial institutions) of the Company and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, cash and cash equivalents resulting from the funding of any portion of the FP Financing prior to Closing) plus (ii) the Available Closing Acquiror Cash. For the avoidance of doubt, any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons shall not be deemed “indebtedness” or otherwise included in clause (a) of this definition.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of “Sanctions Laws”.

“Officers” has the meaning specified in Section 8.08(a).

“Open Source Software” means any Software that is licensed pursuant to: (a) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation; or (c) a similar “copyleft” or “reciprocal” license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“Other Acquiror Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon, whether in person or by proxy at the Acquiror Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents and applicable Law to the extent required thereunder.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Participating Company Option” has the meaning specified in the definition of “Aggregate Company Option Exercise Price”.

“Party” and “Parties” has the meaning specified in the Preamble.

“Payoff Amount” has the meaning specified in Section 6.09.

“Payoff Letter” has the meaning specified in Section 6.09.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise or incur in the ordinary course of business, and that relate to amounts not yet due and payable, delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record that (A) are matters of record and (B) do not materially interfere with the present uses of such real property), (v) Liens that would be apparent from a physical inspection or current, accurate survey of such real property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (viii) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws, (ix) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (x) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto, (xi) Liens securing the FP Financing or any Alternative Financing and (xii) Liens described on Schedule 1.01(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that identifies, could be reasonably used to identify or is otherwise associated with an individual person and that is protected by Privacy Laws, by Contract, or under the Company privacy policy.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investment Amount” has the meaning specified in Section 5.13.

“PIPE Investors” has the meaning specified in Section 5.13.

“Pre-Closing Acquiror Holders” means the holders of Acquiror Shares at any time prior to the Effective Time.

“Privacy Laws” means all applicable Laws (and the Company’s internal policies related to data privacy or security to which the Company or any of its Subsidiaries is bound or holds itself out to any Person as being compliant with) relating to Data Treatment or otherwise relating to privacy or security, including without limitation HIPAA, California Consumer Privacy Act (CCPA), and General Data Protection Regulation (GDPR) (EU) 2016/679), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Public Shareholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Transaction Agreements and containing a prospectus and proxy statement of Acquiror.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon, whether in person or by proxy at the Acquiror Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents and applicable Law to the extent required thereunder.

“Required Governing Document Proposal” has the meaning set forth in Section 8.02(b)(i).

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Exchange Proposal, the Required Governing Document Proposal and the Incentive Equity Plan Proposal.

“Requisite Company 2018 Warrantholders” means the Company 2018 Warrantholders, who held at least 50.1% of the principal amount due under Convertible Promissory Notes, prior to the exchange of the Convertible Promissory Notes for certain Company Warrants pursuant to the Senior Secured Note Purchase Agreement for purposes of Section 9(b) and Section 10 of the Convertible Promissory Notes.

“Requisite Preferred Holders” means at least a majority (including Astrolink International, LLC) of the outstanding Company Preferred Stock, voting as a separate class, for purposes of Section B.3.3 and B5.1 of Article FOURTH of the Company COI.

“Rollover Option” has the meaning specified in Section 3.04(a).

“Rollover Restricted Stock Award” has the meaning specified in Section 3.04(c).

“Rollover Restricted Stock Unit” has the meaning specified in Section 3.04(b).

“RSU Shares” means the shares of Company Common Stock issuable pursuant to a Company Restricted Stock Unit in accordance with the terms of such Company Restricted Stock Unit.

“Sanctioned Country” means any country or territory that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identifications List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (ii) any Person who is organized, located or ordinarily resident in a Sanctioned Country; or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii) but only to the extent that, a result of such ownership or control, is subject to the same prohibitions or restrictions as the Person or Persons described in clauses (i) or (ii).

“Sanctions Laws” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union and the United Kingdom.

“SBA PPP Loan” means the Small Business Act unsecured term note issued by Tyvak Nano-Satellite Systems, Inc., a wholly-owned subsidiary of the Company, in the principal amount of $2,537,171 on May 14, 2020 under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Senior Secured Note Debt Rollover” has the meaning ascribed to the term “Debt Rollover” in the Company Noteholder Support Agreements.

“Senior Secured Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 8, 2021, by and among the Company and the purchasers party thereto, as amended from time to time.

“Senior Secured Notes” means the Senior Secured Notes due 2026 in an original aggregate principal amount of $86,859,108 issued pursuant to the Senior Secured Note Purchase Agreement.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations of data, whether machine readable or otherwise, and (c) user interfaces, firmware, development tools, templates, menus, buttons and icons used to design, plan, organize and develop any of the foregoing, and user manuals and other training documentation relating to any of the foregoing.

“Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Specified Subsidiary” has the meaning specified in Section 4.27(a).

“Sponsor” means Tailwind Two Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals.

“Sponsor Approved Designees” has the meaning specified in Section 8.08(b).

“Sponsor Designee” has the meaning specified in Section 8.08(b).

“Staff” has the meaning specified in Section 5.08(a).

“Statement” has the meaning specified in Section 5.08(a).

“Subscription Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals.

“Supporting Company Holders” has the meaning specified in the Recitals.

“Surviving Corporation” has the meaning specified in Section 2.01(e).

“Surviving Corporation Share” has the meaning specified in Section 2.01(i).

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar corresponding provision of state, local or foreign law), and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract, or otherwise.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Proceeding” means any Action with or against any Tax Authority or involving the determination or collection of any Tax.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Trade Controls” has the meaning specified in Section 4.30(a).

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Acquiror Charter, the Acquiror Bylaws, the Company Support Agreements, the Francisco Debt Commitment Letter, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(d).

“Transaction Proposals” has the meaning specified in Section 8.02(b)(i).

“Transaction Share Consideration” means an aggregate number of shares of Acquiror Common Stock equal to (a) the Adjusted Equity Value, divided by (b) the Acquiror Share Value.

“Transactions” means the transactions contemplated by this Agreement, including the Domestication and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Account Released Claims” has the meaning set forth in Section 6.03.

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“WARN Act” has the meaning specified in Section 4.14(a).

“Warrant Agreement” means the Warrant Agreement, dated March 9, 2021, by and between Acquiror and the Trustee.

Section 1.02        Construction.

(a)        Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)         When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice (which shall include actions taken prior to the date hereof as COVID-19 Response Measures).

(c)       Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)        Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)        The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)        All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)      The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided to (and has remained in) any virtual “data room” set up by the Company for Acquiror and its Representatives in connection with this Agreement at least 24 hours prior to the execution of this Agreement or (ii) delivered to such Party or its legal counsel via electronic mail, each solely to the extent that such information has been actually received by such Party.

(i)           References to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 1.03        Knowledge. As used herein, (i) the phrase “to the knowledge of” or “the knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.03(a) and (ii) the phrase “to the knowledge” or “the knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.03(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.

Section 1.04       Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Shares or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the Subscription Agreements.

Article II
THE MERGER

Section 2.01        Closing Transactions.

(a)         On the Closing Date prior to the Effective Time, the Acquiror shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Companies Act including by: (i) filing with the Secretary of State of the State of Delaware a duly executed Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the certificate of incorporation (the “Acquiror Charter”) substantially in the form set forth on Exhibit E with such modifications as may be mutually agreed between the Company and Acquiror, duly executed by the sole incorporator, with such Certificate of Corporate Domestication becoming effective at such time as the Certificate of Corporate Domestication is duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and the Company and specified in the Certificate of Corporate Domestication, provided that the effective date and time of the Certificate of Corporate Domestication shall in all events be the same effective date and time as the Acquiror Charter and the Acquiror shall deliver a time-stamped certified copy of the Certificate of Corporate Domestication to the Company prior to the Effective Time; (ii) completing and making and procuring all those filings required to be made with the Cayman Island Registrar of Companies to effect the Domestication; and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies.

(b)        In connection with (and as part of) the Domestication, Acquiror shall (i) cause each share of Acquiror Common Stock that is issued and outstanding immediately prior to the Domestication to be converted automatically into one share of common stock, par value $0.0001 per share, of Acquiror, effective upon the effectiveness of the Domestication, (ii) cause each Acquiror Warrant that is outstanding immediately prior to the Domestication, from and after the Domestication, to be converted automatically into a whole warrant exercisable for one share of common stock, par value $0.0001 per share, of Acquiror at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) adopt as the certificate of incorporation of Acquiror the Acquiror Charter, until thereafter supplemented or amended in accordance with its terms and the DGCL, and (iv) adopt the bylaws substantially in the form set forth on Exhibit F with such modifications as may be mutually agreed between the Company and Acquiror, as the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Acquiror Bylaws”).

(c)         At the Closing, and in all events following the effectiveness of the Domestication, the Company shall cause a certificate of merger, in the form attached hereto as Exhibit G (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The merger of Merger Sub with and into the Company (the “Merger”) shall become effective on the date and at the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(d)        At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, the following transactions shall occur in the order set forth in this Section 2.01:

(e)        At the Effective Time, the Merger shall occur and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(f)         At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, in each case, in accordance with the terms of this Agreement and the DGCL.

(g)        At the Effective Time, the certificate of incorporation of the Company, by virtue of the Merger, will be amended and restated in its entirety to read in the form of Exhibit H, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the Effective Time, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Exhibit I, and as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided in applicable Law. At the Effective Time, Acquiror shall be renamed as set forth on Schedule 2.01(g) and shall trade publicly on the NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) under a new ticker symbol selected by the Company.

(h)         Except as otherwise directed in writing by the Company to Acquiror prior to the Effective Time, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(i)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.0001, of the Surviving Corporation (each such share, a “Surviving Corporation Share”).

(j)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Company Preferred Stock Conversion and the Company Warrant Settlement, in each case after giving effect thereto) (other than any Dissenting Shares and the Company Shares canceled and extinguished pursuant to Section 2.01(k)) shall be automatically converted into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (which shall be reflected on the Allocation Schedule), in each case with fractional shares (determined on an aggregate basis for the Company Shares of each Company Stockholder after combining all fractional shares each such holder would otherwise receive pursuant to this Section 2.01(j) rounded down to the nearest whole share). From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”) evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(k)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Shares held immediately prior to the Effective Time by any of Acquiror, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall, in each case, be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.02        Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01        Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02        Allocation Schedule; Conversion of Company Preferred Stock.

(a)         No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth:

(i)       the number of Company Shares held by each Company Stockholder (i) as of immediately prior to the transactions contemplated by Section 3.03 and Section 3.04, and (ii) as of immediately following the transactions contemplated by Section 3.03 and Section 3.04;

(ii)        the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as the vesting terms and schedule applicable to such Company Equity Awards as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, the date of grant, the vesting commencement date, the expiration date, and the number of vested and unvested Company Options;

(iii)       the number of shares of Acquiror Common Stock that will be subject to each Rollover Restricted Stock Unit, each Rollover Restricted Stock Award and each Rollover Option and, if applicable, the exercise price thereof at the Effective Time, which calculations shall utilize the Exchange Ratio in accordance with Section 3.04;

(iv)       the portion of the Transaction Share Consideration allocated to each Company Stockholder (including, for the avoidance of doubt, the portion of the Transaction Share Consideration that would be allocated to any Company Shares pursuant to Section 2.01(j) but for such Company Shares being Dissenting Shares); and

(v)       a certification, duly executed by an authorized officer of the Company, that (x) the information delivered pursuant to the foregoing clauses (i) through (iv) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and (y) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 3.04(d).

(vi)      The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.01 will be rounded down to the nearest whole share (determined on an aggregate basis for the Company Shares of each Company Stockholder after combining all fractional shares each such holder would otherwise receive pursuant to this Section 2.01), (B) in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards exceed (I) the Transaction Share Consideration, minus (II) the shares of Acquiror Common Stock that would be allocated to Company Shares pursuant to Section 2.01(j) but for such Company Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any shares of Acquiror Common Stock described in this clause (II) be allocated to any other Company Stockholder and instead shall not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 3.06) and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plans or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 3.04(d)).

(b)         Prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding to be automatically converted, as of immediately prior to the Effective Time, into a number of shares of the Company Common Stock, which the Company shall calculate in accordance with the terms of Section B.5.1 of Article FOURTH of the Company COI (the “Company Preferred Stock Conversion”) and which shall be reflected on the Allocation Schedule. At the Effective Time, all of the shares of the Company Common Stock issued upon such automatic conversion shall be converted into the right to receive the applicable portion of the Transaction Share Consideration, which the Company shall calculate in accordance with Section 2.01(j) as reflected on the Allocation Schedule. All of the shares of Company Preferred Stock so converted into shares of Company Common Stock shall no longer be issued and outstanding and shall cease to exist as of immediately prior to the Effective Time, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

Section 3.03        Settlement of Company Warrants. Prior to the Effective Time, the Company shall cause each Company Warrant that is issued and outstanding immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise (which may include, for the avoidance of doubt, in connection with such termination the Company’s payment of cash proceeds to the holder of such Company Warrants in accordance with the Company Warrant Purchase Agreement), in each case as of immediately prior to the Effective Time, in accordance with the respective terms of such Company Warrant (such actions, collectively the “Company Warrant Settlement”); provided, however, that, notwithstanding the foregoing, in connection with the Company Warrant Settlement, all Company Combination Warrants shall be terminated at the Effective Time without exercise. As an inducement to exercise the Company Pre-Signing Warrants in connection with the Company Warrant Settlement prior to the Closing and waive any rights under Section 1.1 of the Company Warrant Purchase Agreement to put the Company Pre-Signing Warrants back to the Company, each holder of the Company Pre-Signing Warrants (the “Company Pre-Signing Warrant Holders”) shall receive Acquiror Shares at the Effective Time in the amounts set forth on Schedule 3.03 (collectively, the “Company Pre-Signing Warrant Consideration”). For the avoidance of doubt, no holder who receives the Company Pre-Signing Warrant Consideration may exercise its rights under Section 1.1 of the Company Warrant Purchase Agreement and any Company Pre-Signing Warrant Holder who puts the Company Pre-Signing Warrants back to the Company shall not be entitled to any other consideration in connection with their Company Pre-Signing Warrants (including the Company Pre-Signing Warrant Consideration). At the Effective Time, all of the shares of the Company Common Stock issued upon the settlement of the Company Warrants shall be converted into the right to receive the applicable portion of the Transaction Share Consideration, which the Company shall calculate in accordance with Section 2.01(j). After the Company Warrant Settlement, all of the Company Warrants shall no longer be outstanding and shall cease to exist and each holder of Company Warrants shall thereafter cease to have any rights with respect to such Company Warrants other than with respect to the Transaction Share Consideration in accordance with this Agreement.

Section 3.04        Treatment of Company Equity Awards.

(a)         At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase shares of Company Common Stock and shall be canceled in exchange for an option to purchase a number of shares of Acquiror Common Stock under the Acquiror Incentive Equity Plan (each, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (x) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become exercisable, solely with respect to any Company Option exchanged for a Rollover Option as contemplated in this Section 3.04(a)) and (y) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the corresponding Rollover Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(b)         At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time shall automatically be canceled and converted into an award under the Acquiror Incentive Equity Plan with respect to a number of restricted stock units to be settled in Acquiror Common Stock (each, a “Rollover Restricted Stock Unit”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time and (ii) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Restricted Stock Unit shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company Restricted Stock Unit, solely with respect to any Company Restricted Stock Unit exchanged for a Rollover Restricted Stock Unit as contemplated in this Section 3.04(b)) and (B) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Restricted Stock Units.

(c)         At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Restricted Stock Award that is outstanding and unvested immediately prior to the Effective Time shall automatically be canceled and converted into an award under the Acquiror Incentive Equity Plan with respect to a number of shares of restricted stock to be settled in Acquiror Common Stock (each, a “Rollover Restricted Stock Award”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company Restricted Stock Award, solely with respect to any Company Restricted Stock Award exchanged for a Rollover Restricted Stock Award as contemplated in this Section 3.04(c)) and (B) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Restricted Stock Awards.

(d)        At the Effective Time, after taking into account treatment of Company Options under Section 3.04(a), the Company Restricted Stock Units under Section 3.04(b) and the Company Restricted Stock Awards under Section 3.04(c), the Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 3.04. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 3.04.

Section 3.05        Closing Transactions.

(a)        As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Continental Stock Transfer & Trust Company (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent (in form and substance reasonably satisfactory to the Company) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.01 and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Acquiror and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Acquiror shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, in form and substance reasonably satisfactory to the Company.

(b)        At the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.05 through the Exchange Agent, evidence of Acquiror Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.01 in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.01 deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c)        Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.01 shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date.

(d)        Acquiror and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date.

(e)         If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f)         No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.05, each Company Share (other than, for the avoidance of doubt, any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.01(k)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.01.

(g)        At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(h)        Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 3.05 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.06        Dissenting Stockholder. Notwithstanding anything to the contrary herein, any Company Share issued and outstanding immediately prior to the Effective Time that is held by a Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) who (a) has not voted in favor of the Merger or consented to it in writing and (b) has properly demanded the appraisal rights of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such Company Shares, collectively, the “Dissenting Shares” until such time as such Company Stockholder effectively withdraws, fails to perfect or otherwise loses such Company Stockholder’s appraisal rights under the DGCL with respect to such shares, at which time such Company Shares shall cease to be Dissenting Shares) shall not be converted into or represent the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.01(j) but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. From and after the Effective Time, (i) the Dissenting Shares shall no longer be outstanding and shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation or any of its Affiliates (including Acquiror); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then, as of the later of the Effective Time or the date of such withdrawal or loss of such appraisal rights, the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.01(j), without interest. Prior to the Effective Time, the Company shall give Acquiror prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company or the Surviving Corporation, as applicable, shall not, except with the prior written consent, not to be unreasonably withheld, conditioned or delayed, of Acquiror (prior to the Closing) or Sponsor (after the Closing), make any payment or deliver any consideration (including Acquiror Common Stock) with respect to, settle or offer or agree to settle any such demands.

Section 3.07        Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to any stockholder hereunder is subject to deduction or withholding, then Acquiror shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination and (ii) cooperate with such stockholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.08       Employee Retention Shares. Prior to the Closing Date, the Company may issue Company Restricted Stock and/or Company Restricted Stock Units in respect of 197,224 shares of Company Common Stock (the “Employee Retention Shares”) subject to the terms and conditions as set forth on Schedule 3.08. The Employee Retention Shares shall be granted in accordance with Regulation D, Section 4(a)(2) or any other available exemption from registration under the Securities Act.

Section 3.09        Additional Issuances. On the Closing Date, immediately following the Effective Time, the Acquiror shall issue:

(i)         to the Company Pre-Signing Warrant Holders, the Company Pre-Signing Warrant Consideration in the form of Acquiror Shares in the proportions set forth on Schedule 3.03;

(ii)        if the Debt Financing Agreement has been executed by FP and the Company and the FP Financing has been made available to the Company on the terms provided for in the Francisco Debt Commitment Letter, to FP, (x) 1,000,000 Acquiror Shares, (y) Acquiror Shares equal to 1.5% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and (z) Acquiror Closing Warrants representing 5.0% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants);

(iii)       to LM, Acquiror Shares equal to 0.25% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and Acquiror Closing Warrants representing 0.83333% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants); and

(iv)      to BP, Acquiror Shares equal to 0.25% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and Acquiror Closing Warrants representing 0.83333% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows, in each case as of the date hereof and as of the Closing:

Section 4.01        Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (i) true, correct and complete (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02        Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization and names of their equityholders, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay or materially impair the ability of the Company to consummate the Transactions (this clause (ii), a “Company Impairment Effect”). Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03        Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the receipt of the Company Holder Written Consent) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and, except for the Company Holder Written Consent, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreement to which the Company is a party or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04        No Conflict. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which they are a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) subject to receipt of the Company Holder Written Consent, contravene or conflict with (i) the certificate of incorporation, bylaws or other organizational documents of the Company or, in any material respect, its Subsidiaries or (ii) the Company Stockholders Agreements, Company Warrants or Senior Secured Notes, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries, (c) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or as set forth on Schedule 4.04, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.

Section 4.05        Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, and (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.

Section 4.06        Current Capitalization.

(a)         Schedule 4.06(a) sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) the vested and unvested portions thereof as of the date of this Agreement and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable and there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation or without a waiver of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except as set forth on Schedule 4.06(a), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. All Company Options and Company Restricted Stock Units were granted in compliance with the Company Equity Plans and applicable Laws, and the exercise price per share of Company Common Stock underlying each Company Option was equal to or greater than the fair market value of such Company Common Shares underlying such Company Option as of the grant date.

(b)        The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except as set forth on Schedule 4.06(b) and except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)         Except as set forth on Schedule 4.06(c), none of the Company nor any of its Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Company nor any of its Subsidiaries are a partner or member of any partnership, limited liability company or joint venture.

(d)        Schedule 4.06(d) sets forth a list of all Indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. Following the consummation of the Transactions (including and assuming the payment of the Payoff Amounts to the applicable payee(s) set forth in the Payoff Letters), at the Closing, the Company and its Subsidiaries will not have any outstanding Indebtedness for borrowed money other than (x) in respect of the principal amounts and the applicable payee(s) set forth on Schedule 4.06(d)  and (y) any Indebtedness pursuant to the FP Financing or any Alternative Financing and the Senior Secured Note Debt Rollover.

(e)         Schedule 4.06(e) sets forth a list of all Change of Control Payments of the Company and its Subsidiaries.

Section 4.07        Capitalization of Subsidiaries.

(a)        Schedule 4.07(a) sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interest other than transfer restrictions under the Securities Laws) and have not been issued in violation or without waiver of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Subsidiary of the Company authorized, reserved, issued or outstanding.

(b)           There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of the Company is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)            Except as set forth on Schedule 4.07(c) and for Equity Securities in any wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 4.08        Financial Statements.

(a)            The Company has made available to Acquiror a true and complete copy of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal years then ended, together with the auditors reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2021 (the “Most Recent Balance Sheet”) and December 31, 2020 and the unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries for the six month periods ended June 30, 2021 and June 30, 2020, respectively (clauses (i) and (ii), collectively, the “Financial Statements”), which are attached as Schedule 4.08. Except as set forth on Schedule 4.08, the Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein and (iii) (x) in the case of the Audited Financial Statements, were audited in accordance with the standards of the AICPA and contain an unqualified report of the Company’s auditors and (y) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of this Agreement (including Regulation S-X or Regulation S-K, as applicable).

(b)            Each of the financial statements or similar reports relating to the Company and its Subsidiaries required to be included in the Registration Statement / Proxy Statement or any other filings or submissions to be made by the Company and its Subsidiaries or Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Agreement (the financial statements described in this sentence, collectively, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.04, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d)            Except as sets forth on Schedule 4.08, since January 1, 2019, the Company and its Subsidiaries have not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.09        Undisclosed Liabilities. Except as set forth on Schedule 4.09, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for on the face of the Most Recent Balance Sheet, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for a breach of Contract, breach of warranty or infringement or violation of Law), which are not, individually or in the aggregate, material in amount or significance, (c) expressly arising under this Agreement or the performance by the Company of its obligations hereunder (excluding any actions pursuant to Section 6.01), or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 4.10        Litigation and Proceedings. Except as set forth on Schedule 4.10, since January 1, 2019, there has been no pending or, to the knowledge of the Company, threatened Action by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or would have a Company Impairment Effect. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect.

Section 4.11        Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws and Governmental Orders. The Company and its Subsidiaries hold, and since January 1, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. From January 1, 2019, (a) neither the Company nor any of its Subsidiaries has received any written (or to the Company’s Knowledge, oral) notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries, in each case of (a) and (b), except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, no Action by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no investigations with respect to the Company or any of its Subsidiaries have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.12        Contracts; No Defaults.

(a)            Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xiii) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any Company Benefit Plans set forth on Schedule 4.13(a) (all such Contracts as described in clauses (i) through (xiii), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)            Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $2,000,000 or (y) to the Company or to any of its Subsidiaries of more than $2,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)           Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,000,000;

(iii)          Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (a) since January 1, 2019, in each case, involving payments in excess of $2,000,000 or (b) pursuant to which there are any material ongoing obligations;

(iv)         Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $2,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)          Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company);

(vi)         Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $2,000,000 in the aggregate;

(vii)        Each material Contract prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;

(viii)       Each material license or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of third party-owned Intellectual Property (excluding non-exclusive licenses in respect of click-wrap, shrink-wrap and other commercially available “off-the-shelf software” with annual aggregate fees of less than $2,000,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of Owned Intellectual Property;

(ix)          Each Contract for the development of material Intellectual Property by a third party for the benefit of the Company or any of its Subsidiaries (other than the Company’s standard form employee invention assignment agreements);

(x)           Each employment, independent contractor, consulting or similar Contract: (i) with any former (to the extent of any ongoing liability) or current employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries that provides for target annual cash compensation in excess of $250,000 and sets forth the terms of such individual’s employment or service with the Company or its Subsidiaries and (A) requires the Company or any of its Subsidiaries to provide notice in excess of thirty (30) days in order to terminate such employment or service or (B) provides for severance, retention, change of control, transaction or similar payments or accelerated vesting of compensation or benefits upon the transactions contemplated by this Agreement or (ii) with any Key Employee setting forth the terms of employment of such Key Employee;

(xi)          Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)         any Contract with any Affiliate of the Company (other than a Subsidiary of the Company);

(xiii)        any Contract that is a currency or interest hedging arrangement; and

(xiv)        Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.12(a).

(b)           Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date, each Material Contract (other than the Leases) is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a) (x) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (in each case, with or without notice or lapse of time or both) and (z) no party to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a) that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 4.13        Company Benefit Plans.

(a)            Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, individual independent contractor or individual consultant of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise.

(b)           With respect to each material Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority within the past three years.

(c)            Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. All material contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such material amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP. Neither the Company nor any of its Subsidiaries have any material liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan or any individual being improperly allowed to participate in a Company Benefit Plan.

(d)           Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)            No event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. There do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. that could be reasonably expected to result in material liability to the Company or any of its Subsidiaries For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business (in each case, whether or not incorporated) that, together with the Company or any of its Subsidiaries, is (or at a relevant time has been or would be) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)            Except as set forth on Schedule 4.13(f), neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees, directors, individual independent contractors or individual consultants of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or a similar applicable Law. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)            Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or otherwise has any current or contingent liability or obligation under or with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)            Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise or (ii) result in the payment to any current or former employee, officer, director, individual independent contractor or individual consultant of the Company or its Subsidiaries of any severance or other cash payments, or any increase in severance payments upon any termination of employment or service.

(i)             No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, individual independent contractor or individual consultant of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code would result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to such “disqualified individual” as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)             Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in documentary compliance in all material respects with, and has been operated in all material respects in good faith compliance with, Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which has been subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.

(k)            Without limiting the generality of Section 4.13(a) through Section 4.13(j) above, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity or gratuity plan or arrangement, and no Foreign Plan has any material unfunded or underfunded liabilities.

Section 4.14        Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or bargaining obligation or relationship with a labor union, works council, labor organization or other similar representative of employees. To the knowledge of the Company, no employees are represented by any labor union, labor organization, works council or other similar representative of employees with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and since January 1, 2019 there have been no, activities or proceedings of any labor union, works council, labor organization or group of employees to organize any employees of the Company or its Subsidiaries. There is no, and since January 1, 2019 has been no, material labor dispute, labor grievance, labor arbitration, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened.

(b)           Since January 1, 2019, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions (including as a result of COVID-19) that triggered notice, payment or other obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”). Neither the Company nor any of its Subsidiaries have incurred any material employment-related liability with respect to COVID-19.

(c)            Except as set forth on Schedule 4.14, each of the Company and its Subsidiaries is in material compliance and since January 1, 2019 has been in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, harassment or retaliation, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action and affirmative action plan obligations, workers’ compensation, labor relations, employee leave issues, paid time off, harassment and discrimination training and policies, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance.

(d)           Except as is not, and would not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) has fully and timely made all payments including wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation owed to any Company Employees for any services or amounts required to be reimbursed or otherwise paid in accordance with applicable Law, Contract or Company policy, and (ii) is not subject to any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such payments.

(e)           To the knowledge of the Company, no Key Employee is in any material respect in violation of any employment agreement, fiduciary duty, noncompetition agreement, nonsolicitation agreement, nondisclosure agreement, restrictive covenant or other material obligation owed to the Company or any of its Subsidiaries or owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(f)            The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, harassment or retaliation allegations of which any of them is or was aware in the past three (3) years and, if applicable, taken prompt corrective action that is reasonably calculated to prevent further improper action (if any). The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any complaints of discrimination, harassment, or retaliation relating to managerial employees (including directors and officers) of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(g)           As of the date hereof, the Company has no knowledge that any Key Employee has provided notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 4.15        Taxes.

(a)            All material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)           All material amounts of Taxes due and owing by the Company and any of its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.

(c)            Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)           Neither the Company nor any of its Subsidiaries is engaged in, or has pending or received written notice of, any, examination, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, deficiency or claim with respect to a material amount of Taxes, other than disputes, deficiencies or claims that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which claim has not been dismissed, withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)            In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)            Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)           Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); or (v) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)           There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)             Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise.

(j)             Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)            Each of the Company and its Subsidiaries, to the extent applicable, has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(l)             Neither the Company nor any of its Subsidiaries have taken any action (nor permitted any action to be taken), and, as of the date hereof, is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 4.16        Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17        Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries, (i) hold all Permits; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses, each of which is set forth on Schedule 4.17. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.18        Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.19        Real Property.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Schedule 4.19(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property, in each case, identified by including the address of each such Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Subsidiary holds any Leased Real Property or is otherwise a party with respect to the Leased Real Property, along with a written summary of any oral leases (together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, and including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder, collectively, the “Leases”). The Company or one of its Subsidiaries has a valid leasehold estate in all Leased Real Property, and to the knowledge of the Company, there are no disputes with respect to any Lease, in each case, subject only to Permitted Liens. With respect to each Lease, (i) each Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither the Company nor one of its Subsidiaries has received or given any currently outstanding and uncured written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice or has otherwise been informed of any default or breach that has not been cured; (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries or permit the termination, modification or acceleration of rent under such Lease or, in each case, to the Company’s knowledge, the other party thereto; (v) neither the Company nor one of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) neither the Company nor one of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c)            The Leased Real Property comprises all of the material real property used in connection with the business of the Company and its Subsidiaries.

Section 4.20        Intellectual Property and IT Security.

(a)            Schedule 4.20(a) lists (i) all Owned Intellectual Property for which applications have been filed or registrations or issuances have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”), (ii) each material unregistered trademark or service mark (not included in Registered Intellectual Property) and (iii) all material Company Software. Each item of Registered Intellectual Property that is registered is subsisting and unexpired and, to the knowledge of the Company and its Subsidiaries, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right to use pursuant to a valid written license, sublicense, agreement or permission, all other Intellectual Property used that is material for the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property, constitutes all of the Intellectual Property necessary for the Company and its Subsidiaries to conduct the business as currently conducted, free and clear of all Liens other than Permitted Liens.

(b)           To the knowledge of the Company, (i) the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person and (ii) no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company and its Subsidiaries have not received from any Person any written notice or, to the knowledge of the Company and its Subsidiaries, threats, that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(c)            (i) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (x) all material Owned Intellectual Property and the confidentiality of material Company Intellectual Property (including, through confidentiality agreements) and (y) the security, confidentiality, value, continuous operation and integrity of the IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no material Company Software incorporates or is derived from any Open Source Software; and (iii) except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed, whether present, contingent or otherwise) any source code to the material Company Software. Neither the Company nor any of its Subsidiaries have disclosed any material confidential Company Intellectual Property to any third party, other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. All material Intellectual Property developed by current or former employees, consultants, or contractors of the Company or any of its Subsidiaries in the scope of their respective employment or engagement by the Company or one of its Subsidiaries is owned by the Company or one of its Subsidiaries by written assignment or operation of Law.

(d)           The Company and its Subsidiaries own or have a valid right to access and use pursuant to a written agreement all material IT Systems used in connection with the business as currently conducted. The Company and its Subsidiaries have commercially reasonable back-up and disaster recovery arrangements, procedures or facilities for the continued operation of its businesses in the event of a failure of the IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, in accordance with standard industry practice. The Company has taken reasonable steps to test the arrangements, procedures or facilities at reasonable intervals. There has not been any material failure with respect to any of the IT Systems that has not been remedied in all material respects. To the Company’s knowledge, the Company Software and IT Systems are free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of the IT Systems or Company Software or which may in other ways cause damage to such IT Systems or Company Software. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company Software and IT Systems from such Malware or vulnerabilities.

(e)            The conduct of the business and the Company and its Subsidiaries and any Person acting for or on the Company’s or its Subsidiaries’ behalf have, since January 1, 2019, at all times complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information, Company Data, Data Treatment or the IT Systems, and (iii) all of the Company’s contractual obligations with respect to Personal Information, Company Data, Data Treatment or the IT Systems (collectively, the “Data Security Requirements”). To the extent applicable, the Company and its Subsidiaries have implemented and maintain commercially reasonable policies, procedures or systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s or its Subsidiaries’ privacy policies or notices are misleading or deceptive in any material respects. The Company and its Subsidiaries have implemented and maintain commercially reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information, Company Data and confidential data against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that any third party with access to Personal Information or Company Data collected by or on behalf of the Company or its Subsidiaries has implemented and maintained reasonable and appropriate safeguards for such data. There have been no breaches, security incidents, misuse of or unauthorized access to the IT Systems that resulted in any material unauthorized acquisition, destruction, damage, loss, corruption, alteration, use or disclosure of any Company Data or any Personal Information collected, used or processed by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have not received or provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information. The Company and its Subsidiaries have not received any notices of any claims of, or investigations related to, or been charged with, the violation of any Data Security Requirements from any Governmental Authority. To the Company’s and its Subsidiaries’ knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(f)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of Acquiror’s right to own or use any of the Company Intellectual Property; (ii) any material liabilities in connection with any Data Security Requirements; or (iii) the payment of any additional consideration for Acquiror’s right to own or use any of the Company Intellectual Property. The Company Intellectual Property shall be available for use by Acquiror and the Company and its Subsidiaries immediately after the Closing Date on materially identical terms and conditions to those under which the business and the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date.

Section 4.21        Environmental Matters. Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect or to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole:

(a)            The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all Environmental Laws, which includes and has included holding and complying in all respects with all Permits required under Environmental Laws.

(b)           There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, and the Company and its Subsidiaries have not received any written notice alleging, any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor, to the knowledge of the Company, is there any basis for any such claims or notices.

(c)            Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or, to the knowledge of the Company, owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each so as to give rise to any liability (contingent or otherwise) of the Company or any of its Subsidiaries under any Environmental Laws.

(d)           The Company and its Subsidiaries have furnished to Acquiror all environmental audits, reports, and other documents materially bearing on environmental, health or safety liabilities relating to the Company’s and its Subsidiaries’ past or current operations, properties or facilities which are in their possession or under their reasonable control.

Section 4.22        Absence of Changes.

(a)            Since December 31, 2020, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(b)            Except as set forth in Schedule 4.22(b), since December 31, 2020, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)            Except as set forth in Schedule 4.22(c), since December 31, 2020, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.01.

Section 4.23        Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.24        Related Party Transactions.

(a)            Except for the Contracts set forth on Schedule 4.24(i), there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, equityholders, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of the foregoing (each such Person, a “Company Related Party”), except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers, employees, individual independent contractors or individual consultants consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (i) and this clause (ii) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements, other than, in each case, loans made under the Company’s or its Subsidiary’s 401(k) plan in accordance with the existing terms thereof), (iii) amounts or benefits paid, received or accrued pursuant to Company Benefit Plans or (iv) other Contracts entered into after the date of this Agreement that are entered into in accordance with Section 6.01. Except as set forth on Schedule 4.24(ii), no Company Related Party (x) owns any interest in any material asset used in the Company or any of its Subsidiaries’ businesses, (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or any of its Subsidiaries or (z) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than (A) ordinary course accrued compensation, employee benefits, employee or director expense reimbursement, (B) under a Company Benefit Plan set forth on Schedule 4.13(a) or (C) other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.01 or entered into in accordance with Section 6.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.24 are referred to herein as “Company Related Party Transactions”.

Section 4.25        Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries, in writing, for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement that is modified in any material respect by any Acquiror Party or any of its Affiliates or Representatives without the Company’s prior approval which is misleading solely by virtue of such modification.

Section 4.26        Indebtedness. Schedule 4.26 sets forth the principal amount and the applicable payee(s) of all of the outstanding Indebtedness of the Company as of the date hereof.

Section 4.27        SBA PPP Loans.

(a)            The Company has determined in good faith that its Subsidiary set forth on Schedule 4.27 (the “Specified Subsidiary”) was eligible to apply as a borrower under the United States Small Business Administration’s Paycheck Protection Program, including the application of SBA affiliation rules, and had taken into consideration in making such determination the Interim Final Rule and all FAQs issued by the SBA, and all applications, documents and other information submitted to any Governmental Authority on behalf of the Specified Subsidiary with respect to any SBA PPP Loan were true and correct in all respects.

(b)            The Specified Subsidiary has (i) used the proceeds of the SBA PPP Loan only for “allowable uses” as described in Section 1102 of the CARES Act and (ii) complied with all other laws, terms and conditions applicable to the SBA PPP Loan.

(c)            The Specified Subsidiary has not used the proceeds of the SBA PPP Loan for any purpose, or taken any action, that could (i) reduce the amount of the SBA PPP Loan that may be forgiven under Section 1106 of the CARES Act or (ii) otherwise cause any amount of the SBA PPP Loan to not be forgiven under Section 1106 of the CARES Act.

(d)           The Specified Subsidiary prepared and filed a true, correct and complete application for forgiveness of the SBA PPP Loan under Section 1106 of the CARES Act and has complied with all deadlines, requests (including requests for documentation), inquiries and similar items with respect to such application. The SBA PPP Loan was paid-off by the United States Small Business Administration to the lender of the SBA PPP Loan on June 14, 2021.

Section 4.28        Required Vote. The Company Holder Written Consent is the only vote of the holders of Company Shares, including any class of Company Preferred Stock, that is required to approve this Agreement and the Transactions.

Section 4.29        Government Contracts. To the Knowledge of the Company, since January 1, 2019, the Company has not (a) materially breached or materially violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority or Government Official with respect to any Government Contract (other than routine audits, examinations or investigations conducted by a Governmental Authority or Government Official in the ordinary course of business pursuant to such Government Contract); (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority, Government Official, or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Authority, Government Official, or any other Person for default or failure to perform. The Company has established and maintains adequate internal controls for compliance in all material respects with its Government Contracts.  All material pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates.  There are no material outstanding claims or disputes in connection with the Company’s Government Contracts.  To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s Government Contracts.

Section 4.30        International Trade; Anti-Corruption.

(a)            Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). In the last five years, neither the Company nor any of its Subsidiaries has exported or reexported any EAR- or ITAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.

(b)            Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or knowingly indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or has otherwise been in violation of Anti-Corruption Laws.

(c)            Except as set forth on Schedule 4.30(c), in the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have maintained policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Section 4.31        Debt Financing.

(a)            The Company has delivered to the Acquiror a true and complete copy of the executed Francisco Debt Commitment Letter and including all exhibits, schedules and annexes thereto. As of the date hereof, the Francisco Debt Commitment Letter has not been amended, restated or modified, and the commitments contained therein have not been terminated, reduced, rescinded or withdrawn and no such termination, reduction, rescission or withdrawal thereof is contemplated by the Company or, to the knowledge of the Company, any other party thereto. As of the date hereof, the Francisco Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the Company and, to the knowledge of the Company, the other parties thereto. As of the date hereof, to the knowledge of the Company, there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Francisco Debt Commitment Letter among the parties thereto (except for customary non-disclosure agreements, non-reliance letters and similar written agreements, in each case which do not impact the conditionality or amount of the FP Financing). As of the date hereof, the FP Financing is subject to no conditions precedent or other contractual contingencies, other than those expressly set forth in the Francisco Debt Commitment Letter. As of the date hereof, to the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by the Company or any other party thereto under the Francisco Debt Commitment Letter. As of the date hereof, assuming the satisfaction of all of the conditions in Article IX, the Company has no reason to believe that (i) any of the conditions to funding set forth in the Francisco Debt Commitment Letter will not be satisfied on or prior to the Closing Date or (ii) the financing contemplated by the Francisco Debt Commitment Letter (the “FP Financing”) will not be made available to the Company on the Closing Date in accordance with the terms of the Francisco Debt Commitment Letter.

(b)           Assuming the satisfaction of the condition set forth in Section 9.01(h) and the accuracy of the estimates, as of the date hereof, of Acquiror Transaction Expenses, Company Transaction Expenses, the FP Financing, when funded in accordance with the Francisco Debt Commitment Letter, will provide the Company at and as of the Closing Date with sufficient available funds, together with (A) cash on hand of the Company and its Subsidiaries, (B) the PIPE Investment Amount, and (C) cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption, and (E) other cash on hand at the Acquiror or Merger Sub on the Closing Date hereunder to permit the Company and its Subsidiaries to consummate the FP Financing and pay the Acquiror Transaction Expenses and Company Transaction Expenses on the Closing Date (such payments, collectively, the “Financing Amounts”).

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows, in each case as of the date hereof and as of the Closing:

Section 5.01        Corporate Organization. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation and has the corporate or company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to Acquiror’s and Merger Sub’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or Merger Sub to consummate the Transactions (a “Acquiror Impairment Effect”). The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.02        Due Authorization.

(a)            Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required Acquiror Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Required Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)           At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and Taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Acquiror’s shareholders approval of each of the Transaction Proposals.

Section 5.03        No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Required Acquiror Shareholder Approval, the consummation of the transactions contemplated hereby and thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror (including Merger Sub), any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub) is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror (including Merger Sub), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.04        Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. As of the date hereof, no Acquiror Party has received any written notice of any violation of Law.

Section 5.05        Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger and the Acquiror A&R Charter in accordance with the DGCL, (iii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) such filings with and approval of NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) to permit the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq), (v) the Required Acquiror Shareholder Approval, (vi) the applicable requirements and any approvals and filings that may be required in connection with the Domestication under the Companies Act or (vii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect.

Section 5.06        Trust Account.

(a)            As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated March 4, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no Actions pending with respect to the Trust Account. Since March 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Memorandum and Articles shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the underwriter of Acquiror’s initial public offering in respect of deferred underwriting fees and shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Shareholder Redemption) to any portion of the proceeds in the Trust Account.

(b)           As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror and Merger Sub do not have any Contract requiring them to enter into or incur, any obligations with respect to or under, any Indebtedness.

Section 5.07        Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including Sponsor.

Section 5.08        SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)            Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished by with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Registration Statement / Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such subsequent filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. The Company acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff of the SEC regarding the accounting policies of the Acquiror shall be deemed not material for purposes of this Agreement. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of the Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)            Except as it relates to any material weakness identified in the Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror. The Company acknowledges that (i) the Staff issued the Statement, (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.

(e)            To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.

Section 5.09	Business Activities.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward its initial public offering and the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Impairment Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding shares of Equity Securities of Merger Sub. Acquiror does not have any Subsidiaries other than Merger Sub.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, other than Merger Sub. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of June 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of June 30, 2021 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. The Company acknowledges that (i) the Staff issued the Statement, (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with the review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.

Section 5.10	Taxes.

(a)            All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by Acquiror have been paid, and since the date of Acquiror’s consolidated balance sheet as of December 31, 2020, Acquiror has not incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.

(c)            Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            Acquiror is not engaged in, or has pending or received written notice of, any audit, examination, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute, deficiency or claim with respect to a material amount of Taxes, other than disputes, deficiencies or claims that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which claim has not been dismissed, withdrawn or otherwise resolved. Acquiror has not executed any agreements waiving the statute of limitations on or extending the period for the assessment or reassessment or collection of any material Tax, in each case, which have not since expired and no written request for any such waiver or extension is currently pending.

(e)            In the three (3) years prior to the date hereof, Acquiror (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)            Acquiror has never been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); or (v) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Acquiror will not be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)            There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Liens for Taxes not yet due and payable.

(i)            Acquiror has never been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. Acquiror does not have any material liability for the Taxes of any Person (other than Acquiror) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise.

(j)            Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than Acquiror) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)            Acquiror has not taken any action (nor permitted any action to be taken), and, as of the date hereof, is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.11	Capitalization.

(a)            As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Acquiror consists of 551,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock, of which (A) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and the Acquiror Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has duly authorized and validly issued 19,300,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. On the Closing Date immediately following the Effective Time after the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding Acquiror Common Stock (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which Acquiror is a party or bound and (iv) will have been issued free and clear of any Liens (other than Liens as created by the Acquiror Organizational Documents, the recipient of shares of Acquiror Common Stock or applicable Securities Laws).

(b)            Except for the securities to be issued pursuant to this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Schedule 5.11(b), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except for the Acquiror Common Stock and Acquiror Warrants set forth on Schedule 5.11(b), (taking into account, for the avoidance of doubt, any changes or adjustments to the Acquiror Shares and the Acquiror Warrants as a result of, or to give effect to, the Domestication and assuming that no Acquiror Shareholder Redemption is effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. Except as set forth on Schedule 5.11(b), there are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports and the Subscription Agreements, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)            Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12         NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Acquiror Class A Common Stock and Acquiror Warrants. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT WS”. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or prohibit or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on NYSE. None of Acquiror or its Affiliates has taken any action that is designed to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act. Except as set forth in the Acquiror SEC Reports or Schedule 5.12, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or the SEC.

Section 5.13      PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $50,804,090 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, as of the date of this Agreement, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Other than in respect of any Subscription Agreement to which the Company is a party, the Subscription Agreements provide that the Company is a third party beneficiary of and entitled to enforce the applicable provisions specified therein. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No representation or warranty pursuant to this Section 5.13 is given with respect to any representation given by a Company Stockholder contained in a Subscription Agreement between any Acquiror and any Company Stockholder. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.14      Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.15      Committee on Foreign Investment in the United States (“CFIUS”) and ITAR Registration Requirements. Neither the Acquiror nor Merger Sub is a “Foreign Person,” as such term is defined in 31 C.F.R. § 800.224. Neither this Agreement nor the consummation of the Transactions will require notifications pursuant to 22 C.F.R § 122.4(b).

Section 5.16        Registration Statement / Proxy Statement. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Registration Statement / Proxy Statement will, as of the date the Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.17         Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.18         Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19        Indebtedness. As of the date hereof, no Acquiror Party has any Indebtedness for borrowed money.

Section 5.20       Opinion of Acquiror Financial Advisor. The Acquiror Board has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions and qualifications and other matters set forth in such opinion, the Transaction Share Consideration to be issued by Acquiror in the Merger pursuant to this Agreement is fair to Acquiror from a financial point of view and, as of the date hereof, such opinion has not been modified or withdrawn.

Article VI
COVENANTS OF THE COMPANY

Section 6.01	Conduct of Business.

(a)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror, any COVID-19 Response Measures or as required by applicable Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors, creditors, and other material business relationships of the Company and its Subsidiaries in all material respects, (iii) use commercially reasonable efforts to keep available the services of their present officers, and (iv) comply with, and continue performing under, as applicable, the Company Organizational Documents, the Transaction Agreements and all other Material Contracts to which the Company or Subsidiaries is a party.

(b)            Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (such consent, other than in the case of Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iv), Section 6.01(b)(x), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv) Section 6.01(b)(xv), Section 6.01(b)(xix), Section 6.01(b)(xxii) or Section 6.01(b)(xxiii) (to the extent related to any of the foregoing), not to be unreasonably conditioned, withheld or delayed), any COVID-19 Response Measures or as required by applicable Law (including COVID-19 Measures), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period.

(i)            change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(ii)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company, and other than the dividends or distributions required under the organizational documents of any joint venture or any Subsidiaries of the Company;

(iii)            except (i) pursuant to the FP Financing as contemplated by the Francisco Debt Commitment Letter or any Alternative Financing pursuant to an Alternative Financing Commitment Letter and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), (ii) for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)) or any Lease to which the Company or its Subsidiaries is a party or by which it is bound;

(iv)            (i) except pursuant to the FP Financing as contemplated by the Francisco Debt Commitment Letter or any Alternative Financing pursuant to an Alternative Financing Commitment Letter and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries;

(v)            sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property), other than the sale or provision of goods or services to customers in the ordinary course of business, Registered Intellectual Property expiring at the end of its statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or transactions among the Company and its wholly-owned Subsidiaries;

(vi)            (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, or (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(vii)            except as otherwise required by Law, the terms of any Contract as in effect on the date hereof, the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) as in effect on the date hereof or as otherwise disclosed on Schedule 6.01(b)(vii), (i) increase or decrease the compensation or benefits of any Company Employee listed on Schedule 6.01(b)(vii)(A), for which any such increases or decreases shall require Acquiror Consent, (ii) pay, or make any grant or promise of, any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, except for severance payments in the ordinary course consistent with past practice to Company Employees other than those Company Employees listed on Schedule 6.01(b)(vii), for which any such severance payments shall require Acquiror Consent, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, officers or Key Employees, or the termination (other than for “cause” or due to death or disability) of existing officers or Key Employees, but excluding changes in reporting lines, (iv) hire, engage, terminate (other than for “cause”), furlough or temporarily layoff any individual with total annual compensation in excess of $500,000, (v) take any action to accelerate the vesting or the payment of any amounts or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employee or (vi) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(viii)            implement or announce any employee layoffs, furloughs, reductions in force, reductions in hours, work schedule changes or similar actions that would trigger the WARN Act;

(ix)            waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other material restrictive covenant obligation of any Company Employee;

(x)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(xi)            make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business; (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business; and (D) advances to wholly-owned Subsidiaries of the Company;

(xii)            except for (i) the Company Preferred Stock Conversion, (ii) the Company Warrant Settlement (including, for the avoidance of doubt, in connection with any Company Warrants issued pursuant to the FP Financing or any Alternative Financing and the Senior Secured Note Debt Rollover), (iii) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the ordinary course forfeiture or cancellation of such interests and (iv) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries;

(xiii)          except for (i) the Company Preferred Stock Conversion, (ii) the Company Warrant Settlement and (iii) any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(xiv)          make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xv)           adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xvi)          make, change or revoke any material Tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to Taxes, file any amended Tax Return outside the ordinary course of business, prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), if such action would have the effect of materially increasing the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;

(xvii)         (i) except pursuant to the FP Financing and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), incur, create or assume any Indebtedness for borrowed money, (ii) modify, in any material respect, the terms of any Indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness; in each case, other than any (x) Indebtedness in replacement of existing Indebtedness for borrowed money on terms more favorable to the Company or its applicable Subsidiary than the Indebtedness being replaced, (y) Indebtedness incurred solely between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(b)(xvii);

(xviii)        fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(xix)          enter into any Contract or amend in any material respect any existing Contract with any Company Related Party or enter into any Company Related Party Transaction (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director);

(xx)            other than in the ordinary course of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(xxi)            make any capital expenditures that in the aggregate exceed $5,500,000 other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(xxii)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xxiii)            enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(b)(i) through ((xxii)).

Nothing in this Section 6.01 is intended to give Acquiror, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02      Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) consists of information, including classified data, restricted from release under the terms of a Government Contract (and then only to such extent), (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Response Measures, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that, such access shall not include any invasive or intrusive environmental investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries; and provided that, in case of each of the foregoing clauses (y) and (z), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (ii) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03      No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated March 4, 2021 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and the Company acknowledges and agrees and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (the “Public Shareholders”), and Acquiror may disburse monies from the Trust Account only in the express circumstances described in the Prospectus and set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 9, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates and Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, each of the Company and its Affiliates and each of their respective Representatives hereby irrevocably waives any past, present or future right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account or distributions therefrom, and agrees such party shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or any of its Representatives, on the one hand, and the Company or its Affiliates or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, the Trust Account, the Trustee and Acquiror, (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”) for any reason whatsoever, and will not seek recourse against the Trust Account, the Trustee or the Acquiror in respect thereof at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason. The Company, on its own behalf and on behalf of its Affiliates and its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates or Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Acquiror or its Affiliates). Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets of Acquiror held outside the Trust Account (including any assets that have been purchased or acquired with any funds that have been released from the Trust Account) or pursuant to Section 11.13 for specific performance or other injunctive relief.

Section 6.04	Closing Company Financial Statements; Registration Statement / Proxy Statement.

(a)            The Company (i) shall deliver to Acquiror as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements and (ii) has delivered, as of the date hereof, the Financial Statements (which are, for the avoidance of doubt, attached as Schedule 4.08).

(b)            The Closing Company Financial Statements will comply with the standards set forth in Section 4.08. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, the Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.05        FIRPTA. At the Closing, the Company shall deliver to Acquiror (i) a duly completed and executed certificate dated as of the Closing Date conforming to the requirements of Section 1.897- 2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.06        Termination of Related-Party Arrangements. Except for those Contracts set forth on Schedule 6.06 (which shall continue to be in effect following the Closing), on or prior to the Closing, the Company shall terminate (or cause to be terminated), with no further liability thereunder and without any cost or liability or other obligation to Acquiror, the Company and any of the Company’s Subsidiaries, all Contracts set forth (or required to be set forth) on Schedule 4.24.

Section 6.07	Company Holder Approval.

(a)            As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Holder Written Consent Deadline”), the Company shall obtain and deliver to Acquiror a true and correct copy of one or more written consents (in form and substance reasonably satisfactory to Acquiror) approving this Agreement, the Transaction Agreements, as applicable, to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and, with respect to the Requisite Preferred Holders, the Company Preferred Stock Conversion) duly executed by the Company Holders that collectively constitute (i) at least a majority of issued and outstanding Company Shares, voting together as a single class on an as-converted basis, (ii) the Requisite Preferred Holders, (iii) the Requisite Company 2018 Warrantholders, and (iv) each of the Company Noteholders, which is required and shall be sufficient to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents, the Company Stockholders Agreements, the Senior Secured Notes, and the Company Warrants (collectively, the “Company Holder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval of the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (the “Company Board Recommendation”).

(b)            The Company may not amend, modify or waive any provisions of an Investor Support Agreement without the prior written consent of Acquiror.

Section 6.08        No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise expressly contemplated by this Agreement, none of the Company, any of its Subsidiaries, or their respective controlled Affiliates shall engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror.

Section 6.09        Debt Payoff. (a) In the event the Senior Secured Note Debt Rollover is effectuated through a Debt Exchange (as defined in the Company Noteholder Support Agreements), no later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror copies of executed payoff letters (each, a “Payoff Letter”) with respect to the Senior Secured Notes, in a form reasonably satisfactory to Acquiror, which Payoff Letters shall (i) specify the aggregate outstanding principal amounts (including any accrued interest or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing (including breakage costs, prepayment or redemption penalties or premiums) that constitute the payoff amounts under the Senior Secured Notes (in each case, a “Payoff Amount”) and (ii) contain a customary statement that upon receipt of the applicable Payoff Amounts, Senior Secured Notes and all related instruments evidencing Indebtedness under the Senior Secured Notes (including any guarantees, Liens and collateral documents, if applicable), shall be terminated or satisfied and discharged at or prior to the Closing; and (b) in the event the Senior Secured Notes Debt Rollover is effectuated through a Note Continuation (as defined in the Company Noteholder Support Agreements), the Company shall deliver to Acquiror an amendment to the Senior Secured Note Purchase Agreement effective on the Closing Date which shall demonstrate the outstanding principal amount of the Senior Secured Notes outstanding as of the Closing Date in an amount not to exceed the principal amount of the Rolled Debt Securities.

Section 6.10        Company Equity Plans. At or prior to the Effective Time, the Company’s board of directors (including any committee thereof which governs or administers the Company Equity Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause the Company Equity Plans to terminate and cancel and retire all Company Equity Awards that are outstanding as of the Effective Time (subject to the approval of the Transaction Proposals), such that each holder of a Company Equity Award shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in Section 3.04.

Section 6.11        FP Financing.

(a)            The Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things reasonably necessary or advisable to arrange and obtain the FP Financing on a timely basis (but in any event substantially concurrent with the Closing) on the terms and subject only to the conditions contained in the Francisco Debt Commitment Letter or on other terms and conditions not less favorable, taken as a whole, to the Company in any material respect than those described in the Francisco Debt Commitment Letter (or such other terms as are reasonably acceptable to the Company and the Acquiror, such consent of the Acquiror not to be unreasonably withheld, conditioned, denied or delayed), including using reasonable best efforts to (i) maintain in effect the Francisco Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (b) below), (ii) negotiate and enter into definitive agreements with respect to the Francisco Debt Commitment Letter (such definitive agreements being referred to as the “Debt Financing Agreements”) on the terms and subject only to the conditions contained in the Francisco Debt Commitment Letter or on other terms and conditions not less favorable to the Company, taken as a whole, in any material respect than those described in the Francisco Debt Commitment Letter (or such other terms as are reasonably acceptable to the Company and the Acquiror, such consent of the Acquiror not to be unreasonably withheld, conditioned, denied or delayed), (iii) satisfy on a timely basis (but in any event substantially concurrent with the Closing) or obtain the waiver of all conditions applicable to the Company or its Subsidiaries contained in the Francisco Debt Commitment Letter (or any Debt Financing Agreements), (iv) assuming that all conditions contained in the Francisco Debt Commitment Letter have been satisfied, consummate the FP Financing contemplated by the Francisco Debt Commitment Letter substantially concurrent with the Closing and (v) enforce its rights under the Francisco Debt Commitment Letter and the Debt Financing Agreements. The Company shall keep the Acquiror informed upon request on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the FP Financing. The Company shall give the Acquiror prompt written notice upon having knowledge of any default or breach by any party to the Francisco Debt Commitment Letter or any termination of the Francisco Debt Commitment Letter.

(b)            Prior to the Closing, the Company shall not, without the prior written consent of the Acquiror (not to be unreasonably conditioned, withheld, delayed or denied), replace, amend, restate, supplement, modify, assign or waive any provision of the Francisco Debt Commitment Letter or the Debt Financing Agreements to the extent such replacement, amendment, restatement, supplement, modification, assignment or waiver would (i) reduce the aggregate amount of the FP Financing, (ii) adversely affect the ability of the Company to enforce its rights under the Francisco Debt Commitment Letter or the Debt Financing Agreements or (iii) would reasonably be expected to prevent, delay or hinder the Closing, including by imposing additional conditions, or otherwise amending, restating, supplementing, modifying, assigning or waiving any of the existing conditions to the availability of the FP Financing.

Article VII
COVENANTS OF ACQUIROR

Section 7.01	Indemnification and Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time for a period of not less than six years from the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, manager and officer (as applicable) of the Company and each of its Subsidiaries (the “Company D&O Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company D&O Person would have been entitled to indemnification (including the advancement of expenses) from the Company or its Subsidiaries under applicable Law and their respective certificate of incorporation, bylaws, indemnification agreements, or other organizational documents in effect on the date of this Agreement. Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws, indemnification agreements and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers (as applicable) that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws, indemnification agreements and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)           For a period of six years from the Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain, without any lapses in coverage, in effect directors’ and officers’ liability insurance covering such Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms (with respect to coverage and amount) not less favorable to the insured than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the most recent annual premium paid by the Company and its Subsidiaries prior to the date of this Agreement (such amount the “Company D&O Premium Cap”, and, in the event the annual premium is in excess of the Company D&O Premium Cap, Acquiror or its Subsidiaries shall purchase the maximum coverage available for the Company D&O Premium Cap; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable (with respect to coverage and amount) to the insured than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. If purchased, Surviving Corporation shall use its reasonable best efforts to maintain the D&O Tail in full force and effect.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(d)            The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.01 are intended to be third-party beneficiaries of this Section 7.01. This Section 7.01 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

Section 7.02	Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), or as required by applicable Law, Acquiror shall not and shall not permit Merger Sub or any of its other Subsidiaries to:

(i)              change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii)             (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii)             make, change or revoke any material Tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to Taxes, file any amended material Tax Return outside the ordinary course of business, prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), if such action would have the effect of materially increasing the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;

(iv)            enter into, renew or amend in any material respect, any material transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) Sponsors or anyone related by blood, marriage or adoption to Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)             waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000, provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi)            other than as set forth on Section 7.02(a)(vi) hereto, incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt securities;

(vii)            (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (y) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)           make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or the SEC; or

(ix)             enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)            Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party. To the extent not otherwise prohibited by this Section 7.02 or elsewhere in this Agreement, each Acquiror Party shall not be prohibited or otherwise restricted from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities prior to the Closing.

(c)            During the Interim Period, each of the Acquiror Parties shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other material Contracts to which such Acquiror Party or Subsidiaries is a party.

Section 7.03        PIPE Investment. Except with the prior written consent of the Company, no Acquiror Party shall permit any material amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions thereof, including maintaining in effect the Subscription Agreements and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (C) if Acquiror does not expect to receive all or any of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.04        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Response Measures, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.05        Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06        Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the shareholders of Acquiror, a management incentive equity plan, in the form attached hereto as Exhibit J (the “Acquiror Incentive Equity Plan”) to be effective as of the Closing.

Section 7.07	Acquiror NYSE or Nasdaq Listing.

(a)            From the date hereof through the Closing, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, NYSE.

(b)           Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) to be issued in connection with the Transactions to be approved for listing on NYSE or Nasdaq as promptly as practicable following the issuance thereof, subject only to official notice of issuance, and in any event prior to the Effective Time.

Section 7.08        Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.09        Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the underwriter of Acquiror’s initial public offering in respect of its deferred underwriting fee, and to the shareholders of Acquiror pursuant to the Acquiror Shareholder Redemption, and (y) pay all remaining amounts then available in the Trust Account to Acquiror, or to such other account or accounts agreed to between Acquiror and the Company, for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.10        Financing Cooperation. The Acquiror shall use its reasonable best efforts to, and shall cause its respective representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the FP Financing as may be reasonably requested by Company or that is necessary or customary for financings of the type contemplated by the Francisco Debt Commitment Letter.

Article VIII
JOINT COVENANTS

Section 8.01	Efforts to Consummate.

(a)            Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreement).

(b)            Without limiting the generality of Section 8.01(a), each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with Acquiror’s and the Company’s prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, without waiving attorney-client, work product or any other applicable privilege, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements; provided, however, that materials may be shared on an “outside counsel only” basis or redacted before being provided to the other Party as necessary to avoid disclosure of competitively sensitive information or to address reasonable privilege or confidentiality concerns. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c)            Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d)            During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Company Subsidiary or any of their respective Representatives (in their capacity as a representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for the Company to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Company or any of its Representatives (in the case of any consent by the Company) that is or are, as applicable, the subject of such Transaction Litigation (if any), (B) provides for (x) any cash payment that is payable by the Company or any of its Representatives (in the case of any consent by the Company) or would otherwise constitute a Liability of the Company or any of its Representatives (in the case of any consent by the Company) or (y) any non-monetary, injunctive, equitable or similar relief against the Company or any of its Representatives (in the case of any consent by the Company) or (C) contains an admission of wrongdoing or Liability by the Company or any of its Representatives (in the case of any consent by the Company).

Section 8.02	Registration Statement / Proxy Statement; Shareholder Approval.

(a)            Registration Statement / Proxy Statement.

(i)            As promptly as reasonably practicable following the date of this Agreement, Acquiror and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company, as applicable), and Acquiror shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Acquiror which which will be used for the Acquiror Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Acquiror’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq)). Each of Acquiror and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and its Subsidiaries, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC and to cause the Company’s independent auditor to deliver the required audit opinions and consents); (b) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Acquiror, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.02 or for including in any other statement, filing, notice or application made by or on behalf of Acquiror to the SEC or NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) in connection with the transactions contemplated by this Agreement or the Transaction Agreements, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Acquiror or Merger Sub, the Company, or, in the case of the Company, Acquiror, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Acquiror shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Acquiror Holders. Acquiror shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Acquiror Shares for offering or sale in any jurisdiction, and Acquiror and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing either Party discovers any information, event or circumstances relating to their respective businesses or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that the Registration Statement / Proxy Statement would not include any misstatements of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance and provide to such other Party all information necessary to correct any such deficiencies.

(ii)            Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC related to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement / Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith unless required by Law. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will promptly advise the Company after it receives notice of: (A) the time when the Registration Statement / Proxy Statement has been filed; (B) in the event the preliminary Registration Statement / Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement; (E) any request by the SEC for amendment of the Registration Statement / Proxy Statement; (F) any comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall use its reasonable best efforts to respond to any SEC comments on the Registration Statement / Proxy Statement as promptly as practicable (and the Company shall reasonably cooperate to provide the Company with any information necessary to respond to such SEC comments) and shall use its reasonable best efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(b)            Shareholder Approval.

(i)            As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Acquiror shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Acquiror Shareholders Meeting”) in accordance with the Acquiror Organizational Documents, for the purposes of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Acquiror Shareholder Redemption. Acquiror shall, through the unanimous approval of the Acquiror Board, recommend to its shareholders (the “Acquiror Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) in connection with the transactions contemplated by this Agreement as required by NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) listing requirements (the “Exchange Proposal”); (iv) the adoption and approval of the Acquiror Charter (the “Required Governing Document Proposal”); (v) the adoption and approval of certain differences between the Acquiror Governing Documents prior to the Domestication and the proposed Acquiror Charter and the proposed Acquiror Bylaws; (vi) the adoption and approval of the Acquiror Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements; and (ix) the adoption and approval of a proposal for the adjournment of the Acquiror Shareholders Meeting in accordance with the Acquiror Organizational Documents, for reasons including but not limited to, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”), (such proposals in (i) through (ix) together, the “Transaction Proposals”). The Acquiror Board may postpone the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals. The Acquiror may adjourn or postpone, as applicable and in accordance with the Acquiror Organizational Documents, the Acquiror Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Acquiror has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Acquiror Holders prior to the Acquiror Shareholders Meeting or (D) if the Public Shareholders have elected to redeem a number of Acquiror Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.01(h) not being satisfied; provided that, without the consent of the Company, in no event shall Acquiror adjourn or postpone the Acquiror Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned or postponed (as applicable) meeting or to a date that is beyond the Termination Date. The Acquiror Board Recommendation contemplated by this paragraph shall be included in the Registration Statement / Proxy Statement; provided, that, notwithstanding the foregoing, at any time prior to obtaining approval of the Transaction Proposals, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Transaction Proposals shall terminate; provided further, that (subject to Section 8.02(b)(ii)) the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, and (B) at or after 5:00 p.m., Eastern Time, on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three (3) day (instead of four day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 or elsewhere in this Agreement (other than as otherwise set forth in this Section 8.02(b)(i)). Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders Meeting and submit for the approval of its shareholders the matters contemplated by the Registration Statement / Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Acquiror shall keep the Company reasonably informed regarding all matters relating to the Transaction Proposals and the Acquiror Shareholders Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(ii)            Notwithstanding Section 8.02(b)(i), the Acquiror Intervening Event Notice Period will end forty-eight (48) hours prior to the final time holders of Acquiror Class A Common Stock can tender their shares pursuant to the Acquiror Shareholder Redemption.

(iii)            As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Acquiror, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 8.03      Exclusivity.

(a)            During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s Equity Securities or the issuance and sale of any Equity Securities of the Company or its Subsidiaries or any merger or sale of all or substantially all of assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a direct or indirect public offering or direct or indirect listing of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), including through a deSPAC transaction (each such direct or indirect listing or offering, but excluding the Transactions, a “IPO Transaction”). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction or IPO Transaction.

(b)            During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 8.04      Tax Matters.

(a)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the Domestication will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and (ii) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (together, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(b)            No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede (i) the Merger from so qualifying for the Intended Income Tax Treatment, and (ii) in the case of the Acquiror, the Domestication from so qualifying for the Intended Income Tax Treatment.

(c)            The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)            If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis LLP and Akin Gump Strauss Hauer & Feld LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Akin Gump Strauss Hauer & Feld LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger. In the event that the foregoing tax opinions are not required and the Company requests that a tax opinion be prepared by Akin Gump Strauss Hauer & Feld LLP to the effect that the Intended Tax Treatment should apply to the Merger, or Acquiror requests that a tax opinion be prepared by Kirkland & Ellis LLP to the effect that the Intended Tax Treatment should apply to the Domestication, Acquiror and the Company shall execute and deliver customary Tax representation letters satisfactory to Akin Gump Strauss Hauer & Feld LLP or Kirkland and Ellis LLP, as applicable, at such time or times as may be reasonably requested by Akin Gump Strauss Hauer & Feld LLP or Kirkland & Ellis LLP, as applicable.

(e)            Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for refund of any Tax and any audit or Tax Proceeding. Such Tax Returns referred to in the preceding sentence shall be prepared in a manner consistent with this Agreement and the past practices of the Parties unless otherwise required by applicable Law or as mutually determined by the Company, Acquiror and Merger Sub in good faith. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the provision of such powers of attorney as may be reasonably necessary to allow for the filing of Tax Returns or the control of any Action relating to Taxes and making available to the shareholders of Acquiror prior to the Merger information reasonably necessary to compute any income of any such shareholder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror's status as a "passive foreign investment company" within the meaning of Section 1297(a) of the Code or a "controlled foreign corporation" within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a "Qualifying Electing Fund" election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of "subpart F" income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

Section 8.05      Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b)            None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws, any listing agreement or the rules of any national securities exchange or interdealer quotation service) or by the request of any Governmental Authority, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance or (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05; provided, however, that, subject to this Section 8.05, each Party and its Affiliates may make announcements and provide information regarding the status, process, diligence and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or prohibit the Acquiror from making any public statements in response to questions by the press, analysts, or investors, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Acquiror and the Company.

(c)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the date thereof. Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, on the one hand, and Acquiror, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06      Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 8.07      Acquiror Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Acquiror Party, as provided in the applicable Acquiror Party’s Governing Documents otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquiror will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Acquiror shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Acquiror Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Governing Documents of each Acquiror Party shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Acquiror Party (the “Acquiror D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Acquiror D&O Person was a director or officer of any Acquiror Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            For a period of six (6) years after the Effective Time, Acquiror shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance covering such Persons who are currently covered by any comparable insurance policies of the Acquiror Parties (true, correct and complete copies of which have been heretofore made available to Company or its Representatives) as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Acquiror shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Acquiror shall not be obligated to pay annual premiums in excess of two hundred and fifty percent (250%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement (the “Acquiror D&O Premium Cap”) and, in the event the annual premium is greater than the Acquiror D&O Premium Cap, Acquiror shall purchase the maximum coverage available for the Acquiror D&O Premium Cap.

(c)            If Acquiror or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror shall assume all of the obligations set forth in this Section 8.07.

(d)            The Acquiror D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.07 are intended to be third-party beneficiaries of this Section 8.07. This Section 8.07 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror.

Section 8.08      Post-Closing Directors and Officers.

(a)            Each of Acquiror and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Acquiror Board shall consist of thirteen (13) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of four (4) directors and Class III consisting of five (5) directors; (ii) the members of the Acquiror Board are the individuals determined in accordance with Section 8.08(b) provided, however, that in the event that any Person or group of Persons entitled to designate a member of the Acquiror Board pursuant to this Section 8.08 fails to provide written notice of such designation prior to the time at which the Registration Statement / Proxy Statement is declared effective, such member of the Acquiror Board shall be designated by agreement of a majority of the other Persons then designated to serve on the Acquiror Board following the Effective Time; (iii) the members of the compensation committee, audit committee and nominating committee of the Acquiror Board are the individuals determined in accordance with Section 8.08(c); and (iv) the officers of Acquiror (the “Officers”) are the individuals determined in accordance with Section 8.08(d).

(b)            Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act:

(i)            the Company shall designate four (4) individuals to serve as a Class I director on the Acquiror Board, four (4) individuals to serve as a Class II director on the Acquiror Board, and four (4) individuals to serve as a Class III director on the Acquiror Board, in each case, immediately after the Effective Time (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Acquiror and Sponsor written notice, replace any Company Designee with any other individual.

(ii)            Sponsor shall designate one (1) individual to serve as a Class III director on the Acquiror Board (the “Sponsor Designee”); provided, however, that the Sponsor shall consult with Company and Company shall have a consent right (such consent not to be unreasonably withheld, conditioned or delayed by the Company, which standard of reasonableness shall include, without limitation, that the Sponsor Designee meets the parameters set forth in Schedule 8.08(b)) with respect to the designation of the Sponsor Designee. Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Sponsor may, by giving Acquiror and the Company written notice, replace any Sponsor Designee with any other individual (subject to the consent right of Company as set forth in the preceding sentence).

(c)            Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company, in consultation with the Acquiror, shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the Acquiror Board immediately after the Effective Time, subject to applicable listing rules of NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) and applicable Securities Laws.

(d)            The individuals identified on Schedule 8.08(d) shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Schedule 8.08(d) is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, replace such individual with another individual to serve as such Officer and thereafter Schedule 8.08(d) shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Section 8.09      Alternative Financing. In the event that any portion of the FP Financing necessary for the consummation of the transactions contemplated by this Agreement becomes unavailable on the terms and conditions contemplated by the Francisco Debt Commitment Letter (or otherwise on terms and conditions mutually acceptable to the Company and the Acquiror) (i) the Company shall promptly notify the Acquiror thereof and (ii) each of the Company and the Acquiror shall jointly use reasonable best efforts to arrange and obtain any such portion of the financing from alternative sources (which may include existing Debt Financing Sources) on terms that are mutually acceptable to each of the Company and the Acquiror (an “Alternative Financing”), as promptly as practicable following the occurrence of such event; provided that the Company shall not be required to agree any such Alternative Financing the terms of which (A) impose new or additional conditions precedent or expand upon the conditions precedent to the financing as set forth in the existing Francisco Debt Commitment Letter that could reasonably be expected to prevent or materially delay the Closing, (B) reduce the aggregate amount of available financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of financing contemplated hereby) or (C) otherwise reasonably be expected to materially delay or prevent the Closing. Each of the Company and the Acquiror shall promptly deliver to other party true, correct and complete copies of all agreements entered into in connection with any such Alternative Financing prior to the execution thereof, and shall provide the other party with reasonable opportunity to review and comment on such agreements (the “Alternative Financing Commitment Letter”). Unless otherwise agreed by the Company in its sole discretion (at such time), notwithstanding anything to the contrary contained in this Agreement, in no event shall Company or its Affiliates be required to pay any fees or interest rates applicable to the Alternative Financing that, taken as a whole, are materially in excess of those contemplated by the Francisco Debt Commitment Letter as in effect on the date hereof.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01      Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)            HSR Approval. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            Governmental Authority Consents. All requisite consents of, or notifications, filings, notices or other submissions to, the Governmental Authorities identified in Schedule 4.05 shall have been obtained or submitted, as applicable.

(c)            No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.

(d)            Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(e)            Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(f)            Company Holder Approval. The Company Holder Written Consent shall have been obtained.

(g)            Required Acquiror Shareholder Approval. The Required Acquiror Shareholder Approval shall have been obtained.

(h)            Net Debt. Net Debt shall be $40,000,000 or less.

(i)            Stock Exchange Approval. The Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) shall be listed or have been approved for listing on NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq), subject only to official notice of issuance thereof.

(j)            Financing. Either (x) the Debt Financing Agreements shall have been executed by FP and the Company and the FP Financing shall be available to the Company on the terms provided for in the Francisco Debt Commitment Letter, or (y) definitive documents shall have been executed by alternative financing sources and the Company with respect to an Alternative Financing.

Section 9.02      Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.23 (Brokers’ Fees) and Section 4.24 (Related Party Transactions) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the Company contained in Section 4.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii)            Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv)            The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)            Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

(d)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

Section 9.03      Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees) or Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Impairment Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement.

(ii)            Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), and Section 5.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Impairment Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii)            The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)            Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

Section 9.04      Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            by mutual written agreement of Acquiror and the Company;

(b)            by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)            by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 28, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d)            by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Acquiror Shareholders Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 8.02(b) and such breach is the primary cause of the failure to obtain the Required Acquiror Shareholder Approval;

(e)            by Acquiror, if the Company does not deliver, or cause to be delivered to Acquiror the Company Holder Written Consent in accordance with Section 6.07 on or prior to the Company Holder Written Consent Deadline;

(f)            by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied if the Closing was scheduled to occur;

(g)            by the Company, if Acquiror or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Acquiror or Merger Sub, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied if the Closing was scheduled to occur; and

(h)            by the Company, at any time within five (5) Business Days following a Change in Recommendation.

Section 10.02      Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01      Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Sub shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)           If to Acquiror or Merger Sub to:

Tailwind Two Acquisition Corp.

150 Greenwich Street, 29th Floor

New York, NY 10006

Attn: Matthew Eby

E-mail: matthewdeby@gmail.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Jonathan Davis, Chelsea Darnell and Patrick Salvo

E-mail: jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com

(b)           If to the Company, to:

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton FL 33487
Attn: Marc Bell, Chief Executive Officer
E-mail: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036-6745
Attn: Jonathan Pavlich and Stuart Leblang
E-mail: jpavlich@akingump.com and sleblang@akingump.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03      Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers, directors, managers and employees of the Company and the Acquiror Parties (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and Section 8.07, as applicable (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15, (c) Sponsor is an intended third-party beneficiary of Section 6.03 and (d) the Debt Financing Sources shall be express third party beneficiaries of Sections 11.04, 11.10, 11.12, 11.13, 11.14, and 11.17, each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.05      Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, for the avoidance of doubt, if the Closing occurs, then Surviving Corporation shall pay, or cause to be paid, all Company Transaction Expenses and all Acquiror Transaction Expenses.

Section 11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Companies Act shall also apply to the Domestication).

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement and the Transaction Agreements) and that certain letter agreement, dated effective May 11, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10. Notwithstanding anything in this Section 11.10 to the contrary, after receipt of approval of this Agreement by the shareholders of any Party, there may not be, without further approval of the requisite shareholders, any amendment of this Agreement that requires further approval of the stockholders of such Party under applicable Law. Notwithstanding anything to the contrary contained herein, Sections 11.04, 11.10, 11.12, 11.13, 11.14, 11.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FP FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. Notwithstanding anything herein to the contrary, each Acquiror Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the FP Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.02 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) agrees that it will not be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the FP Financing.

Section 11.13      Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no Acquiror Related Party (other than the Company) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Acquiror Related Party (other than the Company) in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the FP Financing under the Francisco Debt Commitment Letter.

Section 11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI. Notwithstanding the foregoing, neither this Section 11.15 nor anything else in this Agreement to the contrary shall limit any claim against any Person with respect to Fraud.

Section 11.16      Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.17      Exculpation. Notwithstanding anything to the contrary contained herein, no Acquiror Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Acquiror Related Party in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, the foregoing will not limit the rights of the parties to the FP Financing or Alternative Financing, as applicable, under any commitment letter related thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

TAILWIND TWO ACQUISITION CORP.

By:	/s/ Chris Hollod
Name:	Chris Hollod
Title:	Co-Chief Executive Officer

TITAN MERGER SUB, INC.

By:	/s/ Philip Krim
Name:	Philip Krim
Title:	President

[Signature Page to Agreement and Plan of Merger]

TERRAN ORBITAL CORPORATION

By:	/s/ Marc Bell
Name:	Marc Bell
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A – 1

Supporting Company Holders

1.	Lockheed Martin Corporation

2.	Astrolink International LLC

3.	BPC Lending II, LLC

4.	Beach Point SCF XI LP

5.	Beach Point SCF IV LLC

6.	Beach Point SCF Multi-Port LP

7.	BPC Opportunities Fund III LP

8.	Beach Point Select Fund LP

9.	Beach Point Securitized Credit Fund LP

10.	Beach Point TX SCF LP

11.	Marc Bell

12.	Anthony Previte

13.	Broad Street Principal Investments, L.L.C.

14.	Fuel Venture Capital Fund I, LP

15.	Fuel Venture Capital Co-Invest Series, LLC

16.	Staton Tyvak Family Limited Partnership& Daniel Staton

17.	Terran Orbital Management Investors LLC

18.	Austin Williams

19.	Marco Villa

20.	Joseph Berenato

21.	Sean Fitzsimmons

22.	VVP TO, LLC

23.	Stratton Scalavos

24.	James LeChance

25.	Jordan Puig-Suari

26.	Roark’s Drift, LLC

27.	Roland Coelho